Filed Pursuant to 424(b)(4)
Registration File No. 333-217220

PROSPECTUS SUPPLEMENT

(to Prospectus dated April 28, 2017)

4,500,000 Shares

Fogo de Chão, Inc.

Common Stock

The selling stockholders named in this prospectus supplement are offering 4,500,000 shares of our common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. See “Use of Proceeds.”

Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “FOGO”. On May 11, 2017, the last sale price of our common stock as reported on NASDAQ was $14.90 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 and our Quarterly Report on Form 10-Q for the quarter ended April 2, 2017 (which documents are incorporated by reference herein) to read about factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$14.00	$63,000,000
Discounts and commissions(1)	$0.70	$3,150,000
Proceeds, before expenses, to the selling stockholders	$13.30	$59,850,000

(1)	We refer you to “Underwriting” for additional information regarding total underwriter compensation.

Delivery of the shares of common stock is expected to be made on or about May 17, 2017. The selling stockholders have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase an additional 675,000 shares of our common stock.

Jefferies	J.P. Morgan

Credit Suisse	Piper Jaffray	RBC Capital Markets	Wells Fargo Securities

Deutsche Bank Securities	Macquarie Capital

Prospectus Supplement dated May 11, 2017

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. Our principal trademarks include FOGO, FOGO DE CHÃO, BAR FOGO, and our campfire design, which we have registered with the United States Patent and Trademark Office. We have also registered or applied for registration of the FOGO EXPRESS, FOGO GRILL, BAR FOGO, FOGO TO GO, THE GAUCHO WAY OF PREPARING MEAT, and various designs as trademarks in the U.S. In addition, we have registered or applied for FOGO DE CHÃO, FOGO’S, various FOGO and FOGO DE CHÃO-formative terms, our campfire design, and other terms as trademarks in Brazil. Several of our principal marks are also registered or applied-for in numerous foreign countries. Solely for convenience, we refer to trademarks, service marks and trade names in this prospectus or in documents incorporated by reference into this prospectus without the TM, SM and ® symbols. Such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted by law, our rights to our trademarks, service marks and trade names. Other trademarks, trade names or service marks appearing in this prospectus or used in documents incorporated by reference into this prospectus are the property of their respective owners. As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications and other sources.

MARKET AND INDUSTRY INFORMATION

Market data used throughout this prospectus or used in documents incorporated by reference into this prospectus is based on management’s knowledge of the industry and the good faith estimates of management. We also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information prepared by a number of sources. All of the market data used in this prospectus or used in documents incorporated by reference into this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We are responsible for all the disclosure contained in this prospectus, and, although we believe that these sources are reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information, and neither we nor the underwriters have independently verified this information. While we believe the estimated market position, market opportunity and market size information included in this prospectus or used in documents incorporated by reference into this prospectus is reliable, such information, which in part is derived from management’s estimates and beliefs, is inherently uncertain and imprecise. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 and our Quarterly Report on Form 10-Q for the quarter ended April 2, 2017 (which documents are incorporated by reference herein). These and other factors could cause results to differ materially from those expressed in the estimates prepared by independent parties and by us.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the U.S. Securities and Exchange Commission (the “SEC”), that are incorporated by reference herein, the information in this prospectus supplement will supersede such information. For a more detailed understanding of an investment in our common stock, you should read both this prospectus supplement and the accompanying prospectus, together with documents incorporated by reference that are described under “Incorporation By Reference” and the additional information described under the heading “Where You Can Find More Information.”

This prospectus supplement is part of a shelf registration statement on Form S-3 (File No. 333-217220) that we filed with the SEC on April 7, 2017, and which was declared effective on April 28, 2017. Under the shelf registration process, we may from time to time offer and sell any combination of the securities described in the accompanying prospectus with an aggregate initial offering price of up to $250,000,000. In addition, under this shelf registration process, certain of our stockholders may from time to time offer and sell up to an aggregate of 23,649,853 shares of our common stock in one or more offerings.

You should rely only on the information contained in this prospectus, including the documents incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free-writing prospectus we may authorize to be delivered or made available to you. Neither we, the selling stockholders, nor the underwriters (or any of our or their respective affiliates) have authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling stockholders, nor the underwriters (or any of our or their respective affiliates) take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters (or any of our or their respective affiliates), are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free-writing prospectus prepared by or on behalf of us is accurate only as of the date of the respective document in which the information appears, and that the information in documents incorporated by reference, is only accurate as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors,” the detailed information that is incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 and our Quarterly Report on Form 10-Q for the quarter ended April 2, 2017 (including without limitation the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in such Form 10-K and 10-Q), before making an investment decision. Unless the context requires otherwise, references to “Fogo,” “our company,” “we,” “us” and “our” refer to Fogo de Chão, Inc. and its direct and indirect subsidiaries. Fiscal years 2016 and 2015 were a 52-week period ending on January 1, 2017 (“Fiscal 2016”) and a 53-week period ending on January 3, 2016 (“Fiscal 2015”), respectively.

Our Company

Fogo de Chão (fogo-dee-shoun) is a leading Brazilian steakhouse, or churrascaria, which has specialized for more than 37 years in fire-roasting high-quality meats utilizing the centuries-old Southern Brazilian cooking technique of churrasco. We deliver a distinctive and authentic Brazilian dining experience through the combination of our high-quality Brazilian cuisine and our differentiated service model known as espeto corrido (Portuguese for “continuous service”) delivered by our churrasqueiros, which we refer to as our gaucho chefs. We offer our guests a variety of menu choices including our most popular offering, the Full Churrasco Experience, as well as Gaucho Lunch, Weekend Brazilian Brunch and Bar Fogo menu items. The Full Churrasco Experience, our prix fixe menu, provides the opportunity to experience a variety of meats including beef, lamb, pork and chicken, simply seasoned and carefully fire-roasted to expose their natural flavors, as well as a selection of fresh seasonal salads and specialty items at the Market Table.

Throughout our history, we have been recognized for our leading consumer appeal by both national and local media in the markets where we operate, including winning multiple “best of” restaurant awards from one of Brazil’s most prominent lifestyle publications, Veja Magazine, and numerous accolades in the U.S., including awards from Nation’s Restaurant News, Zagat and Wine Spectator Magazine. We were also recently recognized in November of 2016 as the best steakhouse in the U.S. in a comprehensive survey conducted by one of America’s leading consumer magazines.

We opened our first restaurant in 1979 in Porto Alegre, Brazil. In 1986, we expanded to São Paulo, Brazil, a city in which we now operate five restaurants. Encouraged by our growth in Brazil, we opened our first restaurant in the U.S. in 1997 in Addison, Texas, a suburb of Dallas, and have since expanded our footprint nationwide. As of the date of this prospectus, we operate 35 restaurants in the U.S., including our newest restaurants opened in Tysons, Virginia in January 2017, our second location in the Washington DC Metropolitan Area, and in Dallas, Texas, our second location in the Dallas-Fort Worth Metropolitan Area, in February 2017, 10 restaurants in Brazil and through a joint venture, two restaurants in Mexico. From our 2010 to 2016 fiscal years, we grew our restaurant count by a compound annual growth rate (“CAGR”) of 12.7%.

Restaurant Count	Revenue

We believe our dedication to serving high-quality Brazilian cuisine and our differentiated service model, combined with our disciplined focus on restaurant operations, have resulted in strong financial results in Fiscal 2016 illustrated by the following:

•	We generated average unit volumes (“AUVs”) of approximately $7.8 million in the U.S. and approximately R$15.0 million (Brazilian Real) in Brazil, and a consolidated restaurant contribution margin of 29.8%;

•	We opened four restaurants, increasing our restaurant base 9.8% from 41 restaurants at the end of Fiscal 2015 to 45 at the end of Fiscal 2016. Openings included Naperville (Illinois), King of Prussia Town Center (Pennsylvania), Dunwoody (Georgia), and our second joint venture restaurant in Mexico in the Santa Fe business district of Mexico City; and

•	From Fiscal 2015 to Fiscal 2016, revenue grew 8.9% to $288.3 million, excluding the $6.8 million impact of the 53rd week in Fiscal 2015.

AUVs and restaurant contribution margin are key metrics we use in evaluating the performance of our restaurants. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 and our Quarterly Report on Form 10-Q for the quarter ended April 2, 2017 for explanations of how these metrics are calculated and how we use these metrics in evaluating the performance of our restaurants.

Our Competitive Strength

We believe the following strengths differentiate us from our competitors and serve as the foundation for our continued growth:

Authentic Cuisine—A Culinary Journey to Brazil

We provide our guests with an experience that is distinctly Brazilian, and our food is at the heart of that experience. Our traditional Brazilian cuisine has been passed down from generation to generation in Brazil and lives on in the way our gaucho chefs prepare, season and continuously fire-roast our meats utilizing the traditional cooking method of churrasco—fire-roasted on skewers over an open flame to expose the natural flavors. Our entrée selection features a variety of carefully cooked and seasoned meats including Brazilian style cuts of beef such as the fraldinha and the picanha, our signature cut of steak, as well as other premium beef cuts such as filet mignon and rib eye, lamb, chicken, pork and seafood items. Each cut is carved table-side by our gaucho chefs in a manner designed to both enhance the tenderness of each slice and meet our guests’ desired portion size and temperature. At Fogo de Chão, every table is a chef’s table. To complement our meat selection, a variety of sharable side dishes, including warm cheese bread, fried bananas and crispy polenta, are brought to each table and replenished throughout the meal. For guests preferring lighter fare, we also offer Brazilian-inspired à la carte seafood options, a “Market Table” only option and a selection of small plates. Our Market Table, which features a variety of gourmet side dishes, seasonal salads, Brazilian hearts of palm, fresh-cut vegetables, aged cheeses and cured meats is immediately available once our guests are seated. We believe it pays homage to the kitchen tables of Southern Brazil where families share fresh produce and seasonal salads grown locally. Our menu is enhanced by an award-winning wine list and a full bar complete with a selection of signature Brazilian drinks such as the caipirinha.

Interactive, Approachable Fine-Dining Experience Delivered By Our Gaucho Chefs

We believe that we offer our guests an upscale, approachable and friendly atmosphere in elegant dining rooms that is complemented by the personalized, interactive experience with our gaucho chefs and team members. Skilled artisans trained in the centuries-old Southern Brazilian cooking tradition of churrasco and the culture and heritage of Southern Brazil, the home of churrasco, our gaucho chefs are central to our ability to maintain consistency and authenticity throughout our restaurants in Brazil and the US. Due to our significant operations in Brazil, we are able to place many of our native Brazilian gaucho chefs in restaurants in the U.S., which we believe preserves the distinctly Brazilian attributes of our brand. Our team members focus on anticipating guests’ needs and helping guests navigate our unique dining experience for a memorable visit.

Our gaucho chefs butcher, prepare, cook and serve our premium meats to each guest, as well as engage and interact with them. We utilize a continuous style of service, where each of our gaucho chefs approaches guests at their table with various selections of meat, providing our guests with the cut, temperature and quantity they desire. During these interactions, our gaucho chefs learn each guest’s specific preferences and are able to tailor their dining experience accordingly. In addition to providing an entertaining and engaging experience, our continuous service allows our guests to control the entrée variety, portions and pace of their meal, which we believe maximizes the customization of their experience and the satisfaction they receive from dining at our restaurants.

Award-Winning Concept with a Compelling Value Proposition and Broad Appeal

We believe that the combination of our high-quality Brazilian cuisine, differentiated dining experience and value proposition with menu price options like our Full Churrasco Experience prix fixe menu, Gaucho Lunch, Weekend Brazilian Brunch and Happy Hour leads our restaurants to appeal to a wide range of demographics, including both men and women, and socioeconomic groups. We believe our restaurants provide a preferred venue for various dining occasions, including intimate gatherings, family get-togethers, business functions, convention banquets and other celebrations. Many of our guests dine at our restaurants multiple times per year. In Fiscal 2016, our average per-person spend was $58.56, which we estimate is approximately 25% less than the traditional high-end steakhouse category.

Our restaurants have received numerous awards and accolades from critics and reviewers in the U.S. and Brazil. For example, we have been nationally recognized by Nation’s Restaurant News, Zagat and Wine Spectator Magazine, and we have received awards from local media in the markets we operate, including Atlanta Magazine, Chicago Tribune, Dallas Observer and Houston Business Journal. Additionally, our restaurants are consistently included among the top upscale dining options by reputable online reviewers such as Yelp and

Urban Spoon. We believe that the authenticity of our brand is demonstrated by the fact that we have received multiple “best of” restaurant awards from Veja Magazine. We were also recently recognized in November of 2016 as the best steakhouse in the U.S. in a comprehensive survey conducted by one of America’s leading consumer magazines.

Unique Operating Model Drives Attractive Restaurant-Level Profitability

Through the consistent execution of our unique business model, we are able to produce what we believe is attractive restaurant-level profitability by optimizing labor and food costs. For Fiscal 2016, the sum of our food and beverage costs and compensation and benefits costs (or “prime costs”) as a percentage of revenue was 51.5%. Our favorable performance on the largest components of a restaurant’s cost structure, which drives our restaurant contribution margins, is due to the following unique structural characteristics of our operational model:

•	The dual role our gaucho chefs play as both chef and server significantly reduces back-of-the-house labor costs;

•	Simple cooking technique and streamlined food offering, combined with table-side service and plating, allow for efficient kitchen and server operations, reducing labor costs;

•	Our gaucho chefs work as a team with cross-functional roles and responsibilities, increasing productivity, speed of service and guest satisfaction, while reducing labor costs;

•	Simple, space-efficient cooking technique and streamlined menu reduces our kitchen’s footprint and maximizes space devoted to front-of-the-house tables, which allows our restaurants to achieve higher sales per square foot and enables us to leverage our fixed costs such as occupancy;

•	Our self-service Market Table requires minimal staffing and kitchen preparation, thereby reducing labor costs, and provides us flexibility in the range of items we offer, which helps us manage food costs through seasons and market cycles;

•	In-house butchering by our highly skilled gaucho chefs maximizes the yield on our meat cuts, thereby reducing food costs; and

•	Our wide variety of proteins offered provides us flexibility in sourcing our meat selection, which help us optimize food costs.

Attractive Cash-on-Cash Returns Create New Restaurant Growth Opportunity

Our business model produces attractive unit volumes and restaurant contribution margins that drive attractive cash-on-cash returns in excess of 40%. For Fiscal 2016, we generated AUVs of approximately $7.8 million in the U.S. and approximately R$15.0 million (Brazilian Real) in Brazil, and a consolidated restaurant contribution margin of 29.8%. We target cash-on-cash returns in excess of 40% for new restaurant development by the end of the third full year of operation. We calculate cash-on-cash return by dividing our restaurant contribution in the third year of operation by our initial investment costs (net of pre-opening costs and tenant allowances). Our restaurants perform well across a diverse range of geographic regions, population densities and real estate settings, which we believe demonstrates the portability of our concept to new markets. We believe the combination of our attractive cash-on-cash returns, proven concept portability, and current footprint, supports further use of cash flow to grow our restaurant base and creates an attractive new restaurant growth opportunity.

Highly Attractive Concept for Domestic and International Real Estate Developers Supports Growth

Due to the broad appeal of our brand, the diversity of our guest base and the relatively high number of weekly visits to our restaurants, our concept is a preferred tenant for real estate developers. Landlords and developers, both in the U.S. and internationally, seek out our restaurants to be anchors for their developments as they are highly complementary to national retailers. Our ability to achieve AUVs that are comparable to those of other high-end steakhouses despite our lower average check demonstrates our capacity to attract more guests than many of our competitors. Our AUVs, brand recognition and relatively high guest traffic position us well to negotiate the prime location within a development and favorable lease terms, which enhance our return on invested capital.

We believe our concept has international appeal and makes us an attractive tenant for international real estate developers. We also believe we will be able to leverage our brand strength to negotiate attractive terms in desirable locations as we grow outside the US and Brazil. We have entered into joint ventures to expand our operations in Mexico, where there are currently two joint venture restaurants located in Mexico City, and in certain locations in the United Arab Emirates, Qatar, Kuwait, Oman, Bahrain, the Kingdom of Saudi Arabia and Lebanon.

Our Growth Strategies

We plan to continue to expand our restaurant footprint and drive revenue growth, improve margins and enhance our competitive positioning by executing on the following strategies:

Grow Our Restaurant Base

We believe we are in the early stages of our growth with 47 current restaurants, 35 in the U.S., 10 in Brazil and two in Mexico. Based on internal analysis and a study prepared by an independent third party, we believe there is long-term potential for more than 100 domestic restaurant sites, with additional new restaurants internationally, due to the broad appeal of our differentiated concept, attractive cash-on-cash returns, flexible real estate strategy and successful history of opening new restaurants. We have a long track record of successful new restaurant development, evidenced by having grown our restaurant count by a multiple of 10 since 2000 and at a 12.7% CAGR since 2010. We target cash-on-cash returns in excess of 40% for new restaurant development by the end of the third full year of operation. We calculate our cash-on-cash return by dividing our restaurant contribution in the third year of operation by our initial investment costs (net of pre-opening costs and tenant allowances). We believe our concept has proven portability, with attractive AUVs and cash-on-cash returns across a diverse range of geographic regions, population densities and real estate settings.

We will continue to pursue a disciplined new restaurant growth strategy primarily in the U.S. in both new and existing markets where we believe we are capable of achieving sales volumes and restaurant contribution margins that generate attractive cash-on-cash returns. We opened four restaurants during Fiscal 2016, including our second joint venture restaurant in Mexico City, which opened in October 2016. Over the next five years, we plan to increase our company-owned restaurant count by at least 10% annually, with North America being our primary market for new restaurant development. In addition, we plan to grow in other international markets.

•	Open New Restaurants in the U.S. We believe the US can support a considerable number of additional Fogo de Chão restaurants and will continue to be our primary market for new restaurant development. Based on internal analysis and a study prepared by an independent third party, we believe there is long-term potential for more than 100 domestic sites across large- and mid-sized markets as well as urban and suburban locations that can support Fogo de Chão restaurants.

•	Open New Restaurants in Brazil. Based on analysis performed by our development team, we believe there is an opportunity to open additional restaurants in Brazil, the birthplace of Fogo de Chão. Over the next five years, we plan to opportunistically open new restaurants throughout the country as attractive real estate locations become available. In addition to providing attractive returns on invested capital, our operations in Brazil allow us to maintain our authentic and distinctive churrasco heritage and support the global growth of our brand.

•

Open New Restaurants in Other International Markets. We will selectively consider other international markets, as we believe attractive opportunities for opening new restaurants exist in large cities and business centers in certain international markets including Asia, Australia, Canada, Europe, the Middle

East and South America. We will pursue growth in these markets through a combination of company-owned restaurant development and joint ventures, which we believe allows us to expand our brand with limited capital investment by us. In October 2016, we opened our second joint venture restaurant in Mexico City.

Our current restaurant investment model targets an average cash investment of $4.5 million per restaurant, net of tenant allowances and pre-opening costs, assuming an average restaurant size of approximately 8,500-10,000 square feet, an AUV of $7.0 million and a cash-on-cash return in excess of 40% by the end of the third full year of operation.

The investment targets for our new restaurants do not consider any allocations of corporate support expense, non-cash items such as depreciation, amortization and equity-related compensation expense, or income taxes, and do not represent a targeted return on an investment in our common stock. Additionally, the actual performance of any new restaurant may differ from the originally targeted performance due to a variety of factors, many of which are outside of our control, and such differences may be material. There can be no assurance that any new restaurant opened will have similar operating results to those of established restaurants. See “Risk Factors—Risks Related to Our Business and Industry—Our historical revenue and AUVs may not be indicative of our future financial performance” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017.

Grow Our Comparable Restaurant Sales

We believe the following strategies will allow us to grow our comparable restaurant sales:

•	Food and Beverage Innovation. We seek to introduce innovative items that we believe align with evolving consumer preferences and broaden our appeal, and we will continue to explore ways to increase the number of occasions for guests to visit our restaurants. In order to drive guest frequency and broaden the appeal of our menu, we have added our new Gaucho Lunch menu, Weekend Brazilian Brunch, seafood items and on-trend seasonal food and beverage offerings. Additionally, we believe there are significant day-part opportunities with our Bar Fogo concept, a “small plates” menu served at the bar, Happy Hour and special occasion menus.

•	Increase Our Per Person Average Spend. We believe there are opportunities to drive comparable restaurant sales growth through incremental food and beverage sales. For example, our guests may order a Malagueta Shrimp Cocktail or a Seafood Tower for larger groups in addition to our traditional prix fixe menu. Through Bar Fogo, we plan to generate incremental food sales as well as increase our alcohol sales by improving our guest experience in our bar.

•	Further Grow Our Large Group Dining Sales. We believe our differentiated dining experience, open restaurant layout, speed of service and compelling value proposition make us a preferred destination for group dining occasions of all types. We currently have the group sales manager positions at all of our US restaurants who introduce large group reception and meeting packages, which have generated significant momentum in group sales growth. We believe the investments we have made in our group sales business will continue to yield positive results.

•	Continue to Invest in Our Marketing to Drive Traffic. We will continue to invest in marketing and advertising to drive guest trial and frequency. We continue to introduce new marketing initiatives through various channels, including social, online, print, digital advertising, TV and radio media, with the intent to promote brand awareness. We will continue to harness word of mouth and grow our social media and e-mail marketing fan base through thoughtful planning, unique promotions and rich content that reward loyalty and increase guest engagement with our brand. We believe we drive repeat traffic by becoming our guests’ preferred upscale restaurant destination and believe targeted marketing investments that heighten awareness and increase trial and frequency reinforce the premium image of our brand and highlight the authenticity of our dining experience will continue to generate guest loyalty and promote brand advocacy.

•	Remodel Select Restaurants. We will continue to remodel select restaurants to enhance the guest experience, highlight our brand attributes and encourage guest trial and frequency. We also believe there are opportunities to optimize restaurant capacity and enhance merchandising to maximize sales per square foot.

Improve Margins by Leveraging Our Infrastructure and Investments in Human Capital

To support our future growth and improve our operations and management team, we continue to incrementally add positions to our corporate team in executive positions and key functional areas and have added local sales manager positions and assistant manager positions at the restaurant level. These hires have bolstered key functional areas and supported future growth initiatives including senior leadership, new restaurant site selection and analysis, new restaurant design, group dining, product innovation and in-restaurant employee training. In addition, we have implemented initiatives in our restaurants to improve labor productivity, which we believe will further enhance restaurant profitability and the guest experience. These investments and initiatives have yielded positive results and we believe we will continue to benefit from these investments as we grow our business in the long-term. Furthermore, we expect our general and administrative expenses to decrease as a percentage of total revenue over time as we are able to leverage these investments by growing revenue faster than our fixed cost base. In addition, we have made substantial investments in our IT systems, and we expect to utilize our IT infrastructure for continued improvements in operational efficiency and margins through the use of labor productivity and training tools.

Our Private Equity Sponsor

Thomas H. Lee Partners, L.P. (“THL”) is one of the world’s oldest and most experienced private equity firms. Founded in 1974, THL has raised over $20 billion of equity capital and invested in more than 130 portfolio companies with an aggregate value of over $150 billion. THL invests in growth-oriented businesses, headquartered primarily in North America, across three sectors: Business & Financial Services, Consumer & Healthcare, and Media, Information Services & Technology. The firm partners with portfolio company management to identify and implement operational and strategic improvements for long-term growth.

As of the date of this prospectus, funds affiliated with THL (the “THL Funds”) own approximately 79.1% of our common stock. The THL Funds engage in a range of investing activities, including investments in restaurants and other consumer-related companies in particular that could directly or indirectly compete with us. In the ordinary course of its business activities, the THL Funds may engage in activities where its interests conflict with our interests or those of our stockholders. See “Risk Factors—Risks Related to Ownership of Our Common Stock—We are a “controlled company” within the meaning of the NASDAQ rules and, as a result, are exempt from certain corporate governance requirements” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017.

Corporate Information

Fogo de Chão, Inc. was incorporated as a Delaware corporation as Brasa (Parent) Inc. on May 24, 2012 in connection with the acquisition on July 21, 2012 of Fogo de Chão Churrascaria (Holdings) LLC, a Delaware limited liability company, and its parent company, FC Holdings Inc., a Cayman Islands exempt company, by the THL Funds and other minority investors. On December 17, 2014 we changed our corporate name from Brasa (Parent) Inc. to Fogo de Chão, Inc. Our principal executive offices are located at 14881 Quorum Drive, Suite 750, Dallas, Texas 75254, and our telephone number is (972) 960 9533. The address of our website is www.fogodechao.com. The information contained on, or accessible through, our website is not incorporated in, and shall not be part of, this prospectus.

THE OFFERING

Common stock offered by the selling stockholders	4,500,000 shares (5,175,000 shares if the underwriters’ option to purchase additional shares is exercised in full).

Common stock to be outstanding after this offering	28,236,594 shares.

Option to purchase additional shares of common stock	The underwriters may also purchase up to a maximum of 675,000 additional shares of common stock from the selling stockholders named in this prospectus supplement. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock in this offering. See “Use of Proceeds.”

Dividend policy	We do not anticipate paying any dividends on our common stock in the foreseeable future; however, we may change this policy in the future. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus, and the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 and our Quarterly Report on Form 10-Q for the quarter ended April 2, 2017 incorporated by reference herein, for a discussion of factors you should carefully consider before investing in our common stock.

NASDAQ trading symbol	“FOGO”

Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 28,236,594 shares of common stock outstanding as of April 30, 2017, and:

•	excludes 1,958,381 shares of our common stock issuable upon the exercise of stock options at a weighted average exercise price of $10.12 per share under our Brasa (Parent) Inc. 2012 Omnibus Equity Incentive Plan (the “2012 Incentive Plan”);

•	excludes 134,500 shares of our common stock issuable upon the exercise of stock options at a weighted average exercise price of $18.17 per share under our Fogo de Chão, Inc. 2015 Omnibus Incentive Plan (the “2015 Incentive Plan”)

•	excludes an aggregate of 302,572 shares of common stock that are available for future equity awards under the 2012 Incentive Plan;

•	excludes an aggregate of 1,065,500 shares of common stock that are available for future equity awards under the 2015 Incentive Plan;

•	includes 23,850 shares of outstanding restricted stock; and

•	assumes no exercise of the underwriters’ option to purchase up to 675,000 additional shares from the selling stockholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in this prospectus and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 and our Quarterly Report on Form 10-Q for the quarter ended April 2, 2017, incorporated by reference in this prospectus. If any of these risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, results of operations or financial condition could be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to our Common Stock and this Offering

The market price of our common stock may decline, and you could lose all or a significant part of your investment.

The market price of, and trading volume for, our common stock may be influenced by many factors, some of which are beyond our control, including, among others, the following:

•	variations in our quarterly or annual operating results;

•	changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;

•	initiatives undertaken by our competitors, including, for example, the opening of restaurants in our existing markets;

•	actual or anticipated fluctuations in our or our competitors’ results of operations, and our and our competitors’ growth rates;

•	the failure of securities analysts to cover our common stock, or changes in estimates by analysts who cover us and competitors in our industry;

•	recruitment or departure of key personnel;

•	adoption or modification of laws, regulations, policies, procedures or programs applicable to our business or announcements relating to these matters;

•	any increased indebtedness we may incur in the future;

•	actions by stockholders;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments;

•	the expiration of lock-up agreements entered into by our existing stockholders in connection with our initial public offering;

•	economic conditions;

•	geopolitical incidents; and

•	investor perceptions of us, our competitors and our industry.

As a result of these and other factors, our stockholders may experience a decrease, which could be substantial, in the value of their shares of our common stock, including decreases unrelated to our financial performance or prospects.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, stockholders may be unable to resell shares of our common stock at or above their purchase price, if at all. The market price of our common stock may fluctuate or decline significantly in the future.

Certain broad market and industry factors may materially decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including recently. In addition, in the past, following periods of volatility in the overall market and decreases in the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future sales of our common stock could cause the market price of such shares to fall.

If our existing stockholders sell substantial amounts of our common stock, the market price of our common stock could decrease significantly. The perception in the public market that major stockholders might sell substantial amounts of our common stock could also depress the market price of our common stock. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

Future offerings of equity by us may adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or by offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Opening new restaurants in existing and new markets could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for new restaurants through a combination of additional issuances of equity, corporate indebtedness and cash from operations.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us.

We do not intend to pay cash dividends for the foreseeable future.

We intend to retain all of our earnings for the foreseeable future to fund the operation and growth of our business and to repay indebtedness, and therefore, we do not anticipate paying any cash dividends to holders of our capital stock for the foreseeable future. Any future determination regarding the payment of any dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, liquidity, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not invest in our common stock.

The market price of our common stock could decline if securities or industry analysts do not publish research or reports about our company or if they downgrade us or other restaurant companies in our industry.

The market price of our common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not influence or control the reporting of these analysts. In addition, if no analysts provide coverage of our company or if one or more of the analysts who do cover us downgrade shares of our company or other companies in our industry, the market price of our common stock could be negatively impacted. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which could, in turn, cause the market price of our common stock to decline.

The future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise will dilute all other stockholdings.

We have an aggregate of 1.4 million shares of common stock authorized but unissued and not reserved for issuance under our equity incentive plans. We may issue all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions. Any common stock issued in connection with our equity incentive plans, the exercise of outstanding stock options or otherwise would dilute the percentage ownership held by our stockholders.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and in any prospectus supplement contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “seeks,” “intends,” “targets” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that our assumptions are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 and our Quarterly Report on Form 10-Q for the quarter ended April 2, 2017. These factors include without limitation:

•	changes in general economic, political or market conditions, both in the U.S. and Brazil;

•	increased competition in our industry;

•	risk associated with our Brazilian operations and any other future international operations;

•	our ability to manage operations at our current size or manage growth effectively;

•	our ability to successfully expand in the U.S. and other new markets;

•	our ability to locate suitable locations to open new restaurants and to attract guests to our restaurants;

•	the fact that we will rely on our operating subsidiaries to provide us with distributions to fund our operating activities, which could be limited by law, regulation or otherwise;

•	our ability to continually innovate and provide our consumers with innovative dining experiences;

•	our ability to maintain recent levels of comparable revenue or average revenue per square foot;

•	the ability of our suppliers to deliver beef in a timely or cost-effective manner;

•	our lack of long-term supplier contracts, our concentration of suppliers and distributors and potential increases in the price of beef;

•	our ability to raise money and maintain sufficient levels of cash flow;

•	conflicts of interest with the THL Funds;

•	our status as a “controlled company” which means that we are exempt from certain corporate governance rules primarily relating to board independence, and we intend to use some or all of these exemptions;

•	the terms and conditions we are subject to under our credit facilities;

•	our ability to effectively market and maintain a positive brand image;

•	changes in government regulation

•	our ability to attract and maintain the services of our senior management and key employees;

•	the availability and effective operation of management information systems and other technology;

•	changes in consumer preferences or changes in demand for upscale dining experiences;

•	our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results;

•	our ability to maintain effective internal controls or the identification of additional material weaknesses;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	changes in accounting standards; and

•	other risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 and our Quarterly Report on Form 10-Q for the quarter ended April 2, 2017.

Although we believe that the assumptions inherent in the forward-looking statements contained in this prospectus are reasonable, undue reliance should not be placed on these statements, which only apply as of the date hereof. Except as required by applicable securities law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

All shares of common stock offered by this prospectus will be sold by the selling stockholders, which include entities affiliated with members of our board of directors. We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any customary underwriting discounts and commissions and expenses incurred by such selling stockholder in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has traded on NASDAQ under the symbol “FOGO” since June 19, 2015. Prior to that time, there was no public market for our shares. As of April 30, 2017, there were 32 holders of record of our common stock. The following table sets forth for the periods indicated the high and low sales prices of our common stock on NASDAQ.

	High	Low
Year Ending December 31, 2017
2nd Quarter (through May 11, 2017)	$17.05	$14.35
1st Quarter	$16.35	$13.10

Year Ending January 1, 2017
4th Quarter	$14.95	$10.50
3rd Quarter	$14.18	$10.51
2nd Quarter	$17.89	$12.00
1st Quarter	$16.95	$13.40

Year Ending January 3, 2016
4th Quarter	$17.20	$14.12
3rd Quarter	$23.94	$15.86
2nd Quarter (beginning June 19, 2015 (first trading date after our initial public offering)	$27.19	$21.85

On May 11, 2017, the closing price of our common stock as reported on NASDAQ was $14.90 per share. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

DIVIDEND POLICY

We intend to retain all of our earnings for the foreseeable future to fund the operation and growth of our business and to repay indebtedness, and therefore, we do not anticipate paying any cash dividends to holders of our capital stock for the foreseeable future. See “Risk Factors—Risks Related to our Common Stock and this Offering—We do not intend to pay cash dividends for the foreseeable future.” Any future determination regarding the payment of any dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, liquidity, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. Our credit facility restricts, and debt instruments that we may enter into in the future may contain, restrictions on our ability to pay dividends on our common stock.

We consider the undistributed net earnings of our Brazilian subsidiaries to be indefinitely reinvested. Although there are no known restrictions that would prohibit the repatriation of cash and cash equivalents from our Brazilian subsidiaries to the U.S., such repatriation would constitute a change in our assertion regarding indefinite reinvestment and as a result we would be required to record a tax liability attributable to those undistributed earnings. Additionally, cash and cash equivalents of our joint venture in Mexico can only be used to settle the obligations of the joint venture. See “Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017 (which document is incorporated by reference herein).

SELLING STOCKHOLDERS

The following table shows information as of April 30, 2017 regarding the beneficial ownership of our common stock (1) immediately prior to and (2) as adjusted to give effect to this offering by the selling stockholders.

As of April 30, 2017, we had 32 holders of record.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 28,236,594 shares of common stock outstanding as of April 30, 2017. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them.

	Shares of Common Stock Beneficially owned before this Offering		Number of Shares Offered	Number of Shares subject to Underwriters’ Option	Shares of Common Stock Beneficially Owned after this Offering (assuming no exercise of the Option to purchase additional Shares)		Shares of Common Stock Beneficially Owned after this Offering assuming full exercise of the Option to purchase additional shares
Name and Address Of Beneficial Owner	Number of Shares	Percentage of Shares			Number of Shares	Percentage of Shares	Number of Shares	Percentage of Shares
Funds affiliated with Thomas H. Lee Partners, L.P.(1)	22,324,323	79.1%	4,500,000	675,000	17,824,323	63.1%	17,149,323	60.7%

(1)

Consists of: (i) 12,055,476 shares held by Thomas H. Lee Equity Fund VI, L.P.; (ii) 8,163,328 shares held by Thomas H. Lee Parallel Fund VI, L.P.; (iii) 1,425,975 shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P. (the foregoing, collectively, the “THL VI Funds”); (iv) 415,870 shares held by THL Coinvestment Partners, L.P.; (v) 72,990 shares held by THL Operating Partners, L.P.; (vi) 62,730 shares held by Great-West Investors, LP; (vii) 62,501 shares held by Putnam Investments Employees’ Securities Company III, LLC; (viii) 58,911 shares held by THL Equity Fund VI Investors (Fogo), LLC and (ix) 6,542 shares held by THL Equity Fund VI Investors (Fogo) II, LLC (the foregoing, excluding the THL VI Funds collectively, the “THL Co-Investors”). The THL Co-Investors are co-investors of the THL VI Funds, are contractually obligated to coinvest and dispose of their shares alongside the THL VI Funds on a pro rata basis and look to the THL VI Funds with respect to voting and investment determinations with respect to their shares. THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC, which is the general partner of the THL VI Funds. Voting and investment determinations with respect to the shares held or controlled by the THL VI Funds are made by the private equity management committee of THL Holdco, LLC (the “THL Committee”). Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon are the members of the THL Committee, and as such are the individuals who may be deemed to share beneficial ownership of the shares held or controlled by the THL VI Funds. Each member of the THL Committee disclaims beneficial ownership of such securities. The address of each of the THL VI Funds, the THL Co-Investors (other than those listed in the following two sentences) and each member of the THL Committee is c/o Thomas H. Lee Partners, L.P., 100

Federal Street, Boston, Massachusetts 02110. The address of Great-West Investors, LP is 8515 East Orchard Road, Greenwood Village, Colorado 80111. The address of Putnam Investments Employees’ Securities Company III LLC is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109. Thomas H. Lee Partners, L.P. and their affiliates did not purchase shares of our company’s common stock outside the ordinary course of business as an investor or with, at the time of its acquisition of shares of our company’s common stock, any agreements, understandings, or arrangements with any other persons, directly or indirectly, to dispose of the shares. Each member of the THL Committee disclaims beneficial ownership of the shares referred to in this footnote.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock is qualified by the more complete description contained in our amended and restated certificate of incorporation and our amended and restated bylaws, and is subject to the provisions of the Delaware General Corporate Law (the “DGCL”).

Authorized Capitalization

Our authorized capital stock consists of 200,000,000 shares of our common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. As of April 30, 2017, our common stock was held by approximately 32 holders of record. No shares of preferred stock were issued or outstanding as of April 30, 2017. The following description summarizes the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote.

Holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Holders of our common stock do not have preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in our control without further action by the stockholders.

The issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control. Upon the completion of the offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Options to Purchase Common Stock

There are outstanding options to purchase 1,958,381 shares of our common stock at a weighted average exercise price of $10.12 per share under our 2012 Incentive Plan and 134,500 shares of our common stock issuable upon the exercise of stock options granted to employees at a weighted average exercise price of $18.17 under our 2015 Incentive Plan.

Anti-Takeover Effects of Provisions of Our Charter, Our Bylaws and Delaware Law

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, and applicable provisions of the Delaware General Corporation Law may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Classified Board of Directors

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our amended and restated certificate of incorporation and our bylaws also provide that, prior to the date on which THL owns less than 50% of our outstanding common stock, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. At and following the date on which THL owns less than 50% of our outstanding common stock a director may be removed only for cause by the affirmative vote of the holders of at least 75% of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Special Meetings of Stockholders

Our bylaws provide that a special meeting of stockholders may be called only by the chairman of our board of directors or by a resolution adopted by a majority of our board of directors. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that, for so long as we remain a “controlled company” under the NASDAQ rules, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting, unless the action to be taken by written consent of stockholders and the taking of this action by written consent has been expressly approved in advance by the board of directors. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

Stockholder Advance Notice Procedure

Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary advanced written notice of the stockholder’s intention to do so.

Registration Rights

Certain of our existing stockholders have certain registration rights with respect to our common stock pursuant to the Registration Rights Agreement. The Registration Rights Agreement provides for customary registration rights, including demand and short-form registration rights for the THL Funds and piggyback registration rights for such stockholders party to the Registration Rights Agreement. We shall not be obligated to effect (i) more than one demand registration during any 180-day period; (ii) any demand registration unless the value of the securities to be registered are at least $50 million or such lower amount as agreed by the holders of a majority of the shares held by the THL Funds and other investors; or (iii) any demand registration during the effectiveness of a lock-up agreement entered into in connection with a public offering of securities for our own account.

The THL Funds may assign all or any portion of its rights under the Registration Rights Agreement to its affiliates. No transfer of rights by any stockholder (other than the THL Funds) will be permitted if, after giving effect to any such transfers, such stockholder and his/her permitted transferee pursuant to the terms of the Registration Rights Agreement would hold that percentage of the shares such group held immediately prior to our initial public offering which is less than the “minimum percentage.” The Minimum percentage means, at any given time, a fraction (expressed as a percentage), with the numerator being the number of shares held by the THL Funds at such time and the denominator being the number of shares held by the THL Funds immediately prior to our initial public offering.

Section 203 of the Delaware General Corporation Law

We have opted out of Section 203 of the Delaware General Corporation Law (the “DGCL”). However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that THL, their respective affiliates and associates, and any of their respective direct or indirect transferees of at least 5% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Exclusive Forum

Our amended and restated bylaws provide that unless we consent to the selection of an alternative forum, a state or federal court located within the state of Delaware will, with certain limited exceptions, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Delaware court having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated bylaws. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Listing

Our common stock is listed on NASDAQ under the symbol “FOGO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Sale of Restricted Securities

As of April 30, 2017, we have 28,236,594 shares of our common stock outstanding. Of these shares, all of the shares of our common stock sold in this offering will be freely tradable in the public market without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares, shares will be deemed “restricted securities” under the Securities Act.

Lock-Up Arrangements and Registration Rights

In connection with this offering, we, our executive officers and directors, and the selling stockholders, representing 18,065,180 shares of our common stock after giving effect to this offering and assuming no exercise of the underwriter’s option to purchase additional shares from the selling stockholders, will enter into lock-up agreements described under “Underwriting” that restrict the sale of our securities for up to 90 days after the date of this prospectus, subject to certain exceptions or an extension in certain circumstances.

In addition, following the expiration of the lock-up period, and assuming no exercise of the underwriter’s option to purchase additional shares from the selling stockholders, the holders of an aggregate of 18,345,860 shares of our common stock will be subject to certain restrictions in transferring shares. The holders of an aggregate of 17,944,810 shares of our common stock will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under federal securities laws pursuant to demand registration rights. If these stockholders exercise this right, our other existing stockholders may require us to register their registrable securities. By exercising their registration rights, and selling a large number of shares, these existing stockholders could cause the prevailing market price of our common stock to decline.

Following the lock-up periods described above, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

The shares of our common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	one percent of the total number of shares of our common stock outstanding; or

•	the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Equity Compensation Plan

On June 24, 2015, we filed registration statements on Form S-8 under the Securities Act to register 1,200,000 shares of our common stock and 2,281,217 shares of our common stock to be issued or reserved for issuance under the 2015 Incentive Plan and the 2012 Incentive Plan, respectively. Shares registered under such registration statements are available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

Registration Rights

Holders of an aggregate of shares of 22,444,810 our common stock are entitled to rights with respect to the registration of these shares under the Securities Act, without giving effect to this offering. See “Description of Capital Stock—Registration Rights.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of registration, except for shares purchased by affiliates.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material US federal income and estate tax consequences of the ownership and disposition of common stock by a “non-US holder.” A “non-US holder” is a beneficial owner of a share of our common stock that is, for US federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the United States subject to US tax as an expatriate,

•	a foreign corporation, or

•	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for US federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their own tax advisors as to the particular US federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion is limited to non-U.S. holders that hold common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of US federal income and estate taxation that may be relevant to non-US holders in light of their particular circumstances (including the impact of the Medicare contribution tax on net investment income) and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to pay dividends. In the event that we do pay dividends out of our current and accumulated earnings and profits (as determined under US federal income tax principles), such dividends paid to a non-US holder generally will be subject to US federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-US holder generally will be required to provide an Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.

No amounts in respect of US federal withholding tax will be withheld from dividends paid to a non-US holder if the non-US holder provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the non- US holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends generally will be subject to regular US income tax as if the non-US holder were a US resident, subject to an applicable income tax treaty providing otherwise. A non-US holder that is a corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

Gain on Disposition of Common Stock

A non-US holder generally will not be subject to US federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-US holder in the United States, subject to an applicable income tax treaty providing otherwise, in which case the gain will be subject to US federal income tax generally in the same manner as effectively connected dividend income as described above;

•	the non-US holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain US-source losses) generally will be subject to US federal income tax at a rate of 30% (or a lower treaty rate); or

•	we are or have been a United States real property holding corporation (as described below), at any time within the five-year period preceding the disposition or the non-US holder’s holding period, whichever period is shorter, and either (i) our common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-US holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-US holder’s holding period, whichever period is shorter, more than 5% of our common stock.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-US holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-US holder will be allowed as a credit against the non-US holder’s US federal income tax liability and may entitle the non-US holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding Taxes

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our common stock currently, as well as of gross proceeds of dispositions occurring after December 31, 2018 of our common stock, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your investment in our common stock.

Federal Estate Tax

Individual non-US holders (as specifically defined for US federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for US federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that the common stock will be treated as US situs property subject to US federal estate tax, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated May 11, 2017, among us, the selling stockholders and Jefferies LLC, J.P. and Morgan Securities LLC as representatives of the underwriters named below, we and the selling stockholders have agreed to sell to the underwriters named below, and the underwriters have agreed to purchase from the selling stockholders, the number of shares of common stock as indicated below:

Name	Number of Shares
Jefferies LLC	1,350,000
J.P. Morgan Securities LLC	1,350,000
Credit Suisse Securities (USA) LLC	405,000
Piper Jaffray & Co	405,000
RBC Capital Markets LLC	405,000
Wells Fargo Securities Inc.	405,000
Deutsche Bank Securities Inc.	135,000
Macquarie Capital (USA) Inc.	45,000
Total	4,500,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from the selling stockholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with this offering and depending on the applicable facts and circumstances, a selling stockholder may be deemed to be an “underwriter” within the meaning of such term under the Securities Act. The selling stockholders purchased the shares being registered for resale in the ordinary course of business, and at the time of the purchase, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Based upon such facts and circumstances, including when and how shares of our common stock were acquired, none of the selling stockholders believes that it should be considered an “underwriter” within the meaning of such term under the Securities Act.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.42 per share of common stock. After the offering, the offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by the selling stockholders as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that the selling stockholders are to pay the underwriters and the proceeds, before expenses, to the selling shareholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$14.00	$14.00	$63,000,000	$72,450,000
Discounts and commissions	$0.70	$0.70	$3,150,000	$3,622,500
Proceeds, before expenses, to selling stockholders	$13.30	$13.30	$59,850,000	$68,827,500

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts payable by the selling stockholders referred to above, will be approximately $690,000. We have also agreed to reimburse the underwriters for certain of their expenses, in an amount of up to $25,000, incurred in connection with review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering, as set forth in the underwriting agreement.

Listing

Our common stock is listed on NASDAQ under the symbol “FOGO.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of shares from the selling stockholders at the public offering price set forth on the cover page of this prospectus, less underwriting discounts. If the underwriters exercise this option, the underwriters will be obligated, subject to specified conditions, to purchase a number of additional shares as indicated in the table above.

No Sales of Similar Securities

We, our executive officers, directors and selling stockholders have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act; or

•	otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially; or

•	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of the underwriter.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus.

The representatives may, in their sole discretion and at any time or from time to time before the termination of the 90-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement in connection with this offering, providing consent to the sale of shares prior to the expiration of the 90-day lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

None of we, the selling stockholders or the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on each underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of this prospectus, has not been approved and/or endorsed by us or any of the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the U.S.) where any such action for that purpose is required. Accordingly, the underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of the shares of common stock by it will be made on the same terms.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter or the underwriter nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer common shares to the public” in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia: You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the Company under section 708(12) of the Corporations Act; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

(A) Resale Restrictions

The distribution of the common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

(B) Representations of Canadian Purchasers

By purchasing the common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

(C) Conflicts of Interest

Canadian purchasers are hereby notified that Jefferies and J.P. Morgan is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D) Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E) Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the Selling Shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F) Taxation and Eligibility for Investment

Canadian purchasers of the common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Davis Polk & Wardwell LLP, New York, New York, has passed upon the validity of the shares of common stock offered under this prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 1, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of common stock offered hereby, you should refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including our registration statement and the exhibits and schedules thereto, may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statements and the filings may be obtained from such offices upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Fogo de Chão, Inc.

14881 Quorum Drive, Suite 750

Dallas, Texas 75254

(972) 960-9533

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	our Annual Report on Form 10-K for the fiscal year ended January 1, 2017, filed with the SEC on March 15, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended April 2, 2017, filed with the SEC on May 8, 2017;

•	our Current Report on Form 8-K filed with the SEC on April 11, 2017; and

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2017 to the extent specifically incorporated by reference in Part III of our Annual Report on Form 10-K for the fiscal year ended January 1, 2017.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Fogo de Chão, Inc.

14881 Quorum Drive, Suite 750

Dallas, Texas 75254

(972) 960-9533

PROSPECTUS

$250,000,000

FOGO DE CHAO, INC.

Common Stock, Preferred Stock, Debt Securities,

Warrants, Purchase Contracts, Units

and

23,649,853 Shares of Common Stock for Resale by Selling Stockholders

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. We may sell any combination of these securities in one or more offerings with an aggregate initial offering price of up to $250,000,000.

In addition, certain selling stockholders to be identified in a prospectus supplement may offer and sell up to 23,649,853 shares of our common stock from time to time, in amounts, at prices and on terms that will be determined at the time the shares of our common stock are offered. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “FOGO.”

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Act of 2012 and are subject to reduced public company reporting requirements.

The last reported sale price of our common stock on April 17, 2017 was $15.50 per share. You are urged to obtain current market quotations for our common stock.

Investing in these securities involves certain risks.  See “Risk Factors” beginning on page 3 of our Annual Report on Form 10-K for the year ended January 1, 2017, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 28, 2017

Neither we, the selling stockholders, respective affiliates nor any underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we or the selling stockholders have referred you. We, the selling stockholders and/or respective affiliates, as applicable, take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and/or respective affiliates, as applicable, are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

In this prospectus, (i) references to “Fogo”, “we,” “us,” “our”, “the registrant” and “our company” refer, collectively, to Fogo de Chão, Inc., a Delaware corporation, incorporated in 2012, the issuer of the securities offered hereby, and its consolidated subsidiaries and (ii) references to “selling stockholder” or “selling stockholders” include donees, pledgees, transferees or other successors-in-interest selling shares of common stock received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings with an initial aggregate offering price of up to $250,000,000. In addition, under this shelf registration process, the selling stockholders may from time to time offer and sell up to an aggregate of 23,649,853 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we and/or the selling stockholders, if applicable, sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you shall rely on the information in the prospectus supplement. You should read this prospectus, any prospectus supplement and any free writing prospectus together with additional information described under the sections “Risk Factors” and “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

FOGO DE CHAO, INC.

Fogo de Chão (fogo-dee-shoun) is a leading Brazilian steakhouse, or churrascaria, which has specialized for more than 37 years in fire-roasting high-quality meats utilizing the centuries-old Southern Brazilian cooking technique of churrasco. We deliver a distinctive and authentic Brazilian dining experience through the combination of our high-quality Brazilian cuisine and our differentiated service model known as espeto corrido (Portuguese for “continuous service”) delivered by our churrasqueiros, which we refer to as our gaucho chefs. We offer our guests a variety of menu choices including our most popular offering, the Full Churrasco Experience, as well as Gaucho Lunch, Weekend Brazilian Brunch and Bar Fogo menu items. The Full Churrasco Experience, our prix fixe menu, provides the opportunity to experience a variety of meats including beef, lamb, pork and chicken, simply seasoned and carefully fire-roasted to expose their natural flavors, as well as a selection of fresh seasonal salads and specialty items at the Market Table.

Throughout our history, we have been recognized for our leading consumer appeal by both national and local media in the markets where we operate, including winning multiple “best of” restaurant awards from one of Brazil’s most prominent lifestyle publications, Veja Magazine, and numerous accolades in the US, including awards from Nation’s Restaurant News, Zagat and Wine Spectator Magazine. We were also recently recognized in November of 2016 as the best steakhouse in the United States in a comprehensive survey conducted by one of America’s leading consumer magazines.

We opened our first restaurant in 1979 in Porto Alegre, Brazil. In 1986, we expanded to São Paulo, Brazil, a city in which we now operate five restaurants. Encouraged by our growth in Brazil, we opened our first restaurant in the US in 1997 in Addison, Texas, a suburb of Dallas, and have since expanded our footprint nationwide. As of the date of this prospectus, we operate 35 restaurants in the United States, including our newest restaurants opened in Tysons, Virginia in January 2017, our second location in the Washington DC Metropolitan Area, and in Dallas, Texas, our second location in the Dallas-Fort Worth Metropolitan Area, in February 2017, 10 restaurants in Brazil and through a joint venture, two restaurants in Mexico. From our 2010 to 2016 fiscal years, we grew our restaurant count by a compound annual growth rate (“CAGR”) of 12.7%.

Corporate Information

Fogo de Chão, Inc. was incorporated as a Delaware corporation as Brasa (Parent) Inc. on May 24, 2012 in connection with the acquisition on July 21, 2012 of Fogo de Chão Churrascaria (Holdings) LLC, a Delaware limited liability company, and its parent company, FC Holdings Inc., a Cayman Islands exempt company, by a collaborative group consisting of funds affiliated with Thomas H. Lee Partners, L.P. (“THL” and along with such funds and their affiliates, the “THL Funds”) and other minority investors. On December 17, 2014 we changed our corporate name from Brasa (Parent) Inc. to Fogo de Chão, Inc. Our principal executive offices are located at 14881 Quorum Drive, Suite 750, Dallas, Texas 75254, and our telephone number is (972) 960 9533. The address of our website is www.fogodechao.com. The information contained on, or accessible through, our website is not incorporated in, and shall not be part of, this prospectus.

RISK FACTORS

Investing in the securities involves substantial risks. Before purchasing any of the securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended January 1, 2017, as updated by annual, quarterly and other reports and the documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. The risks and uncertainties that we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us. The occurrence of any of these risks could materially and adversely impact our business, cash flows, condition (financial or otherwise), liquidity, prospects and/or results of operations. Please also refer to the sections below entitled “Special Note on Forward-Looking Statements” and “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

In the case of a sale by a selling stockholder, we will not receive any of the proceeds from such sale. We are required to bear the expenses (other than underwriting discounts) incident to an offering by our selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Financial Years				Period from May 24 to December 30, 2012(1)(2)	Period from January 2 to July 20, 2012(1)(3)
	2016	2015	2014	2013
Ratio of earnings to fixed charges	3.99x	1.80x	1.95x	1.03x	0.27x	0.31x

(1)	The Company was incorporated under the name Brasa (Parent) Inc. on May 24, 2012 in connection with the acquisition on July 21, 2012 of Fogo de Chão Churrascaria (Holdings) LLC, a Delaware limited liability company, and its parent company, FC Holdings Inc., a Cayman Islands exempt company, by THL Funds and other minority investors (the “Acquisition”).
(2)	The ratio is for the period in 2012, after the Company was incorporated under the name Brasa (Parent) Inc.
(3)	The ratio is for the period in 2012, before the Acquisition.

Earnings included in the calculation of the ratio of earnings to fixed charges represent income before income taxes plus fixed charges, other than capitalized interest. Fixed charges include interest expense, including capitalized interest, amortization of deferred financing costs and a portion of rent expense representative of interest.

SELLING STOCKHOLDERS

The table below lists the selling stockholders and other information regarding the “beneficial ownership” of the shares of common stock by each of the selling stockholders as of April 17, 2017. Beneficial ownership is determined in accordance with the applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days of April 17, 2017 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options or warrants, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 28,236,594 shares of our common stock outstanding (including shares of our unvested restricted stock) as of April 17, 2017. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Fogo de Chão, Inc., 14881 Quorum Drive, Suite 750, Dallas, Texas 75254.

We may register shares of common stock covered by this prospectus for re-offers and re-sales by the selling stockholders. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. Selling stockholders may resell all, a portion or none of their shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any applicable prospectus supplement. We cannot estimate the number of the shares that will be held by the selling stockholders after completion of a potential offering. For purposes of the table below, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon completion of the applicable offering. We are required to bear the expenses (other than underwriting discounts) incident to an offering by our selling stockholders.

	Shares Beneficially Owned Prior to Offering		Maximum Number of Shares That May Be Offered	Shares Beneficially Owned After Offering
Name of Selling Stockholders	Number	Percentage		Number	Percentage
Lawrence J. Johnson(1)	509,326	1.8%	509,326	—	—
George B. McGowan(2)	171,345	*	171,345	—	—
Anthony Laday(3)	77,374	*	77,374	—	—
Selma Oliveira(4)	321,990	1.1%	321,990	—	—
Michael Prentiss(5)	204,763	*	204,763	—	—
Albert G. McGrath(6)	40,732	*	40,732	—	—
Funds affiliated with Thomas H. Lee Partners, L.P.(7)	22,324,323	79.1%	22,324,323	—	—

*	Represents beneficial ownership of less than one percent.
(1)	Includes options to purchase an aggregate of 430,761 shares of common stock that are currently exercisable or exercisable within 60 days of April 17, 2017. Mr. Johnson is a member of our board of directors and our Chief Executive Officer.
(2)	Includes options to purchase an aggregate of 160,389 shares of common stock that are currently exercisable or exercisable within 60 days of April 17, 2017. Mr. McGowan is our President.
(3)	Includes options to purchase an aggregate of 76,374 shares of common stock that are currently exercisable or exercisable within 60 days of April 17, 2017. Mr. Laday is our Chief Financial Officer.
(4)	Includes 2,688 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 213,852 shares of common stock that are currently exercisable or exercisable within 60 days of April 17, 2017. Ms. Oliveira is our Chief Operating Officer.

(5)	Includes options to purchase an aggregate of 183,811 shares of common stock that are currently exercisable or exercisable within 60 days of April 17, 2017. Mr. Prentiss is our Senior Vice President, Corporate Administration, and is our former Chief Accounting Officer.
(6)	Includes options to purchase an aggregate of 40,732 shares of common stock that are currently exercisable or exercisable within 60 days of April 17, 2017. Mr. McGrath is our General Counsel.
(7)	Consists of: (i) 12,055,476 shares held by Thomas H. Lee Equity Fund VI, L.P.; (ii) 8,163,328 shares held by Thomas H. Lee Parallel Fund VI, L.P.; (iii) 1,425,975 shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P. (the foregoing, collectively, the “THL VI Funds”); (iv) 415,870 shares held by THL Coinvestment Partners, L.P.; (v) 72,990 shares held by THL Operating Partners, L.P.; (vi) 62,730 shares held by Great-West Investors, LP; (vii) 62,501 shares held by Putnam Investments Employees’ Securities Company III, LLC; (viii) 58,911 shares held by THL Equity Fund VI Investors (Fogo), LLC and (ix) 6,542 shares held by THL Equity Fund VI Investors (Fogo) II, LLC (the foregoing, excluding the THL VI Funds collectively, the “THL Co-Investors”). The THL Co-Investors are co-investors of the THL VI Funds, are contractually obligated to coinvest and dispose of their shares alongside the THL VI Funds on a pro rata basis and look to the THL VI Funds with respect to voting and investment determinations with respect to their shares. THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC, which is the general partner of the THL VI Funds. Voting and investment determinations with respect to the shares held or controlled by the THL VI Funds are made by the private equity management committee of THL Holdco, LLC (the “THL Committee”). Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon are the members of the THL Committee, and as such are the individuals who may be deemed to share beneficial ownership of the shares held or controlled by the THL VI Funds. Each member of the THL Committee disclaims beneficial ownership of such securities. The address of each of the THL VI Funds, the THL Co-Investors (other than those listed in the following two sentences) and each member of the THL Committee is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110. The address of Great-West Investors, LP is 8515 East Orchard Road, Greenwood Village, Colorado 80111. The address of Putnam Investments Employees’ Securities Company III LLC is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109. Thomas H. Lee Partners, L.P. and their affiliates did not purchase shares of our company’s common stock outside the ordinary course of business as an investor or with, at the time of its acquisition of shares of our company’s common stock, any agreements, understandings, or arrangements with any other persons, directly or indirectly, to dispose of the shares.

DESCRIPTION OF SECURITIES

The following description is a general summary of the terms of the shares of common stock or shares of preferred stock that we may issue. In addition, the selling stockholders may sell up to an aggregate of 23,649,853 shares of our common stock from time to time in one or more offerings. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of our common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. As of April 17, 2017, our common stock was held by approximately 32 holders of record. No shares of preferred stock were issued or outstanding as of April 17, 2017. The following description summarizes the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote.

Holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Holders of our common stock do not have preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in our control without further action by the stockholders.

The issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control. Upon the completion of the offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Options to Purchase Common Stock

There are outstanding options to purchase 1,958,381 shares of our common stock at a weighted average exercise price of $10.12 per share under our 2012 Omnibus Equity Incentive Plan adopted July 20, 2012 and 134,500 shares of our common stock issuable upon the exercise of stock options granted to employees at a weighted average exercise price of $18.17 under our 2015 Omnibus Incentive Plan adopted in June 2015.

Anti-Takeover Effects of Provisions of Our Charter, Our Bylaws and Delaware Law

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, and applicable provisions of the Delaware General Corporation Law may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Classified Board of Directors

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our amended and restated certificate of incorporation and our bylaws also provide that, prior to the date on which THL owns less than 50% of our outstanding common stock, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. At and following the date on which THL owns less than 50% of our outstanding common stock a director may be removed only for cause by the affirmative vote of the holders of at least 75% of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Special Meetings of Stockholders

Our bylaws provide that a special meeting of stockholders may be called only by the chairman of our board of directors or by a resolution adopted by a majority of our board of directors. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that, for so long as we remain a “controlled company” under the NASDAQ rules, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting, unless the action to be taken by written consent of stockholders and the taking of this action by written consent has been expressly approved in advance by the board of directors. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

Stockholder Advance Notice Procedure

Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary advanced written notice of the stockholder’s intention to do so.

Section 203 of the Delaware General Corporation Law

We have opted out of Section 203 of the Delaware General Corporation Law (the “DGCL”). However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that THL, their respective affiliates and associates, and any of their respective direct or indirect transferees of at least 5% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Exclusive Forum

Our amended and restated bylaws provide that unless we consent to the selection of an alternative forum, a state or federal court located within the state of Delaware will, with certain limited exceptions, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Delaware court having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated bylaws. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FOGO.”

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Senior debt securities will be issued under a senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture.

The applicable prospectus supplement and/or other offering materials will describe the material terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and principal aggregate amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the places where payments on the debt securities will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which the beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies, or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligations or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without consent of holders of debt securities issued under the indenture;

•	the law that will govern the indenture and debt securities; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

Governing Law

The Indentures and the debt securities will be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:

•	the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Fogo, the trustees, the warrant agents, the unit agents or any other agent of Fogo, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Fogo and/or the selling stockholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•	through a combination of any such methods; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Fogo, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling stockholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions,

•	at a fixed public offering price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling stockholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Fogo at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Fogo and/or the selling stockholders, if applicable, to indemnification by Fogo and/or the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Fogo and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on the NASDAQ Global Select Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and all future filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed) until the termination of the offerings of all of the securities covered by this prospectus.

•	Annual Report on Form 10-K for the year ended January 1, 2017;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2017; and

•	Our Current Report on Form 8-K filed with the SEC on April 11, 2017.

You may request a copy of these filings at no cost, by writing or telephoning our Investor Relations department, at the following address:

Fogo de Chao, Inc.

14881 Quorum Drive, Suite 750

Dallas, Texas 75254

(972) 960-9533

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “seeks,” “intends,” “targets” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that our assumptions are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2017. These factors include without limitation:

•	changes in general economic, political or market conditions, both in the United States and Brazil;

•	increased competition in our industry;

•	risk associated with our Brazilian operations and any other future international operations;

•	our ability to manage operations at our current size or manage growth effectively;

•	our ability to successfully expand in the United States and other new markets;

•	our ability to locate suitable locations to open new restaurants and to attract guests to our restaurants;

•	the fact that we will rely on our operating subsidiaries to provide us with distributions to fund our operating activities, which could be limited by law, regulation or otherwise;

•	our ability to continually innovate and provide our consumers with innovative dining experiences;

•	our ability to maintain recent levels of comparable revenue or average revenue per square foot;

•	the ability of our suppliers to deliver beef in a timely or cost-effective manner;

•	our lack of long-term supplier contracts, our concentration of suppliers and distributors and potential increases in the price of beef;

•	our ability to raise money and maintain sufficient levels of cash flow;

•	conflicts of interest with the THL Funds;

•	our status as a “controlled company” which means that we are exempt from certain corporate governance rules primarily relating to board independence, and we intend to use some or all of these exemptions;

•	the terms and conditions we are subject to under our credit facilities;

•	our ability to effectively market and maintain a positive brand image;

•	changes in government regulation

•	our ability to attract and maintain the services of our senior management and key employees;

•	the availability and effective operation of management information systems and other technology;

•	changes in consumer preferences or changes in demand for upscale dining experiences;

•	our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results;

•	our ability to maintain effective internal controls or the identification of additional material weaknesses;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	changes in accounting standards; and

•	other risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 1, 2017.

Although we believe that the assumptions inherent in the forward-looking statements contained in this prospectus are reasonable, undue reliance should not be placed on these statements, which only apply as of the date hereof. Except as required by applicable securities law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

LEGAL OPINIONS

The validity of the securities, except for the shares of our common stock for resale by the selling stockholders, in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York. The validity of the shares of our common stock for resale by the selling stockholders has been passed upon by Albert G. McGrath, our General Counsel. Mr. McGrath is eligible to receive awards under our 2012 Omnibus Equity Incentive Plan and our 2015 Omnibus Incentive Plan.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 1, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4,500,000 Shares

Fogo de Chão, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Jefferies

J.P. Morgan

Credit Suisse

Piper Jaffray

RBC Capital Markets

Wells Fargo Securities

Deutsche Bank Securities

Macquarie Capital

May 11, 2017